As filed with the Securities and Exchange Commission on April 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Odonate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	82-2493065 (I.R.S. Employer Identification Number)

4747 Executive Drive, Suite 510

San Diego, CA 92121

(Address of Principal Executive Offices, Zip Code)

Odonate Therapeutics, Inc. 2017 Stock Option Plan
Odonate Therapeutics, Inc. 2017 Employee Stock Purchase Plan

(Full title of the plans)

Kevin C. Tang

Chairman and Chief Executive Officer

Odonate Therapeutics, Inc.

4747 Executive Drive, Suite 510

San Diego, CA 92121

(Name and address of agent for service)

(858) 731-8180

(Telephone number, including area code, of agent for service)

with copies to:

Ryan A. Murr, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105-0921 Telephone: (415) 393-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, reserved under Odonate Therapeutics, Inc. 2017 Stock Option Plan	4,800,000	$21.92(3)	$105,216,000(3)	$13,099
Common Stock, par value $0.01 per share, reserved under Odonate Therapeutics, Inc. 2017 Employee Stock Purchase Plan	500,000	$18.63(4)	$9,315,000(4)	$1,160

(1)

In addition to the number of shares of the common stock, par value $0.01 per share (the “Common Stock”) of Odonate Therapeutics, Inc. (the “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of options and other rights to acquire Common Stock that may be granted pursuant to one of the compensatory stock plans listed above.

(2)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional securities that may be offered or issued in respect of the securities registered by this Registration Statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on April 5, 2018.

(4)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on a 15% discount from the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on April 5, 2018, with such discount representing the maximum permissible discount offered pursuant to such plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant and relates to: (i) 4,800,000 shares of Common Stock issuable under the Odonate Therapeutics, Inc. 2017 Stock Option Plan (the “Option Plan”); and (ii) 500,000 shares of Common Stock issuable under the Odonate Therapeutics, Inc. 2017 Employee Stock Purchase Plan (the “ESPP” and, together with the Option Plan, the “Plans”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed to be a part hereof:

1.

The Registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2018 and April 2, 2018 (File No. 001-38318);

2.	The Registrant’s Current Report on Form 8-K, filed with the Commission pursuant to the Exchange Act on January 9, 2018 (File No. 001-38318); and
3.

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission under Section 12(b) of the Exchange Act on December 5, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation and Bylaws provide that, to the fullest extent and under the circumstances permitted by the Delaware General Corporation Law (the “DGCL”), the Registrant will indemnify its current and former officers and directors. The Registrant has also entered into indemnification agreements with its directors and certain officers, which agreements require the Registrant to indemnify such directors and officers. The Registrant’s certificate of incorporation also relieves its directors from monetary damages to the Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except: (i) for a breach of the duty of loyalty; (ii) for failure to act in good faith; (iii) for intentional misconduct or knowing violation of law; (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Certificate of Incorporation of Odonate (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-221533), as filed with the Commission on November 27, 2017)

4.2	Bylaws of Odonate (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-221533), as filed with the Commission on November 27, 2017)

5.1*	Opinion of Gibson, Dunn & Crutcher, LLP

23.1*	Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 5.1)

23.2*	Consent of Squar Milner LLP

24.1	Power of Attorney (included on signature page)

99.1

Odonate Therapeutics, Inc. 2017 Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-38318), as filed with the Commission on February 14, 2018)

99.2

Odonate Therapeutics, Inc. 2017 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-38318), as filed with the Commission on February 14, 2018)

*Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 6, 2018.

ODONATE THERAPEUTICS, INC.

By:	/s/ Kevin C. Tang
Name:	Kevin C. Tang
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kevin C. Tang and John G. Lemkey, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), with respect to this Registration Statement, any and all amendments, including post-effective amendments, to this Registration Statement and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Odonate Therapeutics, Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the dates indicated below.

Signature	Title	Date

/s/ Kevin C. Tang Kevin C. Tang	Chairman and Chief Executive Officer (principal executive officer)	April 6, 2018

/s/ John G. Lemkey John G. Lemkey	Chief Financial Officer (principal financial and accounting officer)	April 6, 2018

/s/ Jeff L. Vacirca, M.D. Jeff L. Vacirca, M.D.	Director, Vice Chairman	April 6, 2018

/s/ Aaron I. Davis Aaron I. Davis	Director	April 6, 2018

/s/ Craig A. Johnson Craig A. Johnson	Director	April 6, 2018

/s/ Robert H. Rosen Robert H. Rosen	Director	April 6, 2018

/s/ George F. Tidmarsh George F. Tidmarsh, M.D., Ph.D.	Director	April 6, 2018